Exhibit 99.2

DESTINATION MATERNITY ANNOUNCES DEPARTURE OF EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

MOORESTOWN, N.J. – (August 14, 2018) – Destination Maternity Corporation (NASDAQ: DEST) (the “Company”) announced today that David Stern, Executive Vice President & Chief Financial Officer, has departed the Company, effective August 10, 2018. The terms of the departure have been agreed in a Separation and Release Agreement.

“We are confident in the abilities and talents of our finance and accounting teams and our experienced Chief Accounting Officer, Rodney Schriver,” said Marla A. Ryan, Chief Executive Officer. “They will continue to ensure continuity of our operations and financial reporting until we have identified a candidate to succeed Mr. Stern as our Chief Financial Officer.”

Destination Maternity recently retained an executive search firm on an ongoing basis and has initiated a formal search for Mr. Stern’s replacement. The Company will inform shareholders at the appropriate time once a qualified candidate is chosen.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of May 5, 2018, Destination Maternity operates 1,118 retail locations in the United States, Canada and Puerto Rico, including 484 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of May 5, 2018, Destination Maternity has 186 international franchised locations, including 13 standalone stores operated under one of the Company’s nameplates and 173 shop-in-shop locations.

Contact

Sloane & Company

Dan Zacchei / Erica Bartsch, 212-486-9500

Dzacchei@sloanepr.com / EBartsch@sloanepr.com

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